                           AGREEMENT BY AND BETWEEN



                            IMCO RECYCLING INC.
                            ROCKWOOD, TENNESSEE



                                    AND



                             INTERNATIONAL UNION
                        UNITED STEELWORKERS OF AMERICA
                                LOCAL NO. 9147



                               AUGUST 26, 1995

                              Table of Contents
                                                   Page
Purpose and Intent . . . . . . . . . . . . . . . . . 1
Article I       - Recognition. . . . . . . . . . . . 1

Article  II     - Management Rights. . . . . . . . . 1

Article  III    - Check-Off Authorization. . . . . . 2

Article  IV     - Creation of New Jobs . . . . . . . 2

Article  V      - Overtime . . . . . . . . . . . . . 2

Article  VI     - Holiday Pay. . . . . . . . . . . . 3

Article  VII    - Seniority. . . . . . . . . . . . . 4

Article  VIII   - Temporary Transfers and
                  Job Assignments. . . . . . . . . . 5

Article  IX     - Permanent Vacancies. . . . . . . . 6

Article  X      - Temporary Reduction in Force . . . 7

Article  XI     - Reduction in Force . . . . . . . . 7

Article  XII    - Restoration of Forces. . . . . . . 7

Article  XIII   - Production Work by
                  Non-Bargaining Unit Personnel. . . 8

Article  XIV    - Leave of Absence . . . . . . . . . 8

Article  XV     - Plant Closing or Relocations . . . 8

Article  XVI    - Grievance Procedure. . . . . . . . 9

Article  XVII   - No Strike/No Lockout . . . . . . .10

Article  XVIII  - Discharge and Discipline . . . . .11

Article  XIX    - Safety . . . . . . . . . . . . . .11

Article  XX     - Contractual Benefits . . . . . . .11

Article XXI     - Credit Union . . . . . . . . . . .11

Article XXII    - Duration . . . . . . . . . . . . .11

Schedule A . . . . . . . . . . . . . . . . . . . . .14

Schedule B . . . . . . . . . . . . . . . . . . . . .15

     This Agreement by and between IMCO Recycling, Inc., Rockwood, Tennessee, facility, (hereinafter called "Company") and International Union, United Steelworkers of America (hereinafter called "Union") is entered into this 25th day of August, 1995.

                              PURPOSE AND INTENT

     It is the purpose and intent of the parties to set forth certain Agreements pertaining to wages, hours, and working conditions to be observed by the parties during the life of this Agreement and to provide procedures for the prompt and equitable adjustment of grievances. The Union, Company, and employees agree they will work together in harmony toward turning out a quality product and will abide by the terms and conditions set forth in this Agreement.

                                  ARTICLE I
                                 RECOGNITION

     The Company recognizes the Union as the exclusive bargaining agent for employees of the Company at its Rockwood, Tennessee, facility in the below-described unit certified by the National Labor Relations Board on January 16, 1986:

     INCLUDED: All production and maintenance employees employed by the Employer at its Rockwood, Tennessee, facility, including lead persons.

     EXCLUDED: Laboratory technicians, all office clerical employees, professional employees, guards and supervisors as defined by the Act.

     All other employees not specifically listed above as included or excluded shall be excluded.

                                  ARTICLE II
                              MANAGEMENT RIGHTS

     The Company has, retains, and shall continue to possess and exercise each and every management right, right to function, privilege, authority; only except, as specifically limited, relinquished, modified, or restricted by this Agreement. Illustrative, but not all inclusive of the rights of management retained, are the right to manage the Company; to direct the work force; to make and enforce rules of conduct; to subcontract; to change hours and days of work; to assign work to other of the Company's employees and facilities; to make and change work duties and assignments; to determine the quality and quantity of productivity required; to change or adjust the hours and numbers of shifts and assignments thereto; to hire employees; to classify, promote, discipline, demote, and discharge employees for just cause; to lay off and recall employees; to select and make technological state of the art changes in processes, tools, equipment, and facilities; to determine the number of employees to be employed; to determine the number of employees to be employed in each department, shift, classification; to determine the number of employees to be employed in any particular work function or assignment; to decide the methods, equipment, processes, and means of production; to determine the utilization of labor-saving devices which may result in a reduction of the work force; to establish new departments, job classifications, and initial rates of pay; to transfer and assign employees to duties without regard to titles, job classifications, departments, etc.; (subject to the terms of this contract) and to exercise the right not specifically set forth in this Agreement upon which the parties negotiated or had the opportunity to negotiate whether or not such rights have been exercised by the Company in the past.

                                 ARTICLE III
                          CHECK-OFF AUTHORIZATION

     The Company will check-off monthly dues, assessments and initiation fees each as designated by the Union, as membership dues in the Union, on the basis of individually signed voluntary checkoff authorization cards. The cards and forms will be mutually agreed upon by the Company and the Union.

                                  ARTICLE IV
                             CREATION OF NEW JOBS

     At such time as the Company establishes a new classification, it will notify the Union of the duties and the proposed wage for that classification and will be subject to the grievance procedure only to the extent the duties are unreasonable.

                                  ARTICLE V
                                  OVERTIME

     SECTION 1. The Company will make a good faith effort to fairly and equitably distribute overtime in a consistent manner as practical among qualified employees. The Company will make every effort to minimize the amount of overtime worked, but when the need arises, those employees who are designated by the Company for overtime must perform the work. The least senior employees must perform the work.

     SECTION 2. Overtime will be paid at time and one-half the regular rate and will apply only after forty (40) hours have been worked during the workweek. Hours not actually worked will not count toward overtime (e.g., holiday, vacation, sick leave, etc.).

     SECTION 3. The Company will pay, on a trial basis, overtime pay to those individuals who work on major equipment outages (i.e. , rebricking a rotary furnace) for all hours over eight (8) hours worked (twelve (12) hours for those on a twelve (12) hour schedule) when they work more than sixteen (16) hours. This type of special overtime pay will be scheduled and not be the normal type incidental-scheduled overtime which occurs during the normal workweek.

     SECTION 4. At the option of the supervisor and the employee, the employee who has been called in to work may leave and receive a minimum of two (2) hours pay. However, if the employee chooses to accept the four (4) hour pay provision (at the employee's option), he will perform any and all work available for the remaining portion of the four (4) hour call-in period.

     SECTION 5. The practice of distributing overtime will be done in a consistent manner on a plantwide basis. The Union will review the overtime records at least on a weekly basis.

                                  ARTICLE VI
                                  HOLIDAY PAY

     Holidays recognized in the Agreement are:

          New Year's Day         Labor Day
          Easter                 Thanksgiving Day
          Memorial Day           Day after Thanksgiving
          Flag Day               Christmas Eve
          Fourth of July         Christmas Day



     Employees shall receive Holiday Pay for these holidays, provided they work their scheduled workdays immediately prior and immediately after the Holiday, unless absent for a good cause as determined by the Company.

          1. Employees not working the Holiday shall receive eight (8) hours straight-time pay.

          2. If the Plant is scheduled closed for a Holiday, those employees scheduled to work the Holiday will receive Holiday pay equal to their scheduled hours.

          3. Employees scheduled to work shall receive double their straight-time hourly rate for each hour actually worked.

          4. Employees scheduled to work less than a regular eight (8) hour shift shall be paid for time worked in addition to eight (8) hours Holiday pay.

          5. Employees scheduled to work the Holiday who are absent without good cause will not be entitled to Holiday pay.

          6.   Probationary employees are not eligible for Holiday pay.



                                 ARTICLE VII
                                  SENIORITY

     SECTION 1. The seniority as recognized in this Agreement shall run from an employee's date of last hire. It is understood that the term "seniority" as used in this Agreement only refers to such length of service.

     SECTION 2. A probationary employee is any employee whose continuous length of service is less than sixty (60) calendar days. When a probationary employee has accumulated sixty (60) calendar days of continuous service, he(1) will become a regular employee and have his seniority established as set forth in the paragraph above. During an employee's probationary period, the Company shall not be restricted in its right to discharge or discipline such employee for any cause, except as limited by state and federal law. The discipline or discharge of a probationary employee shall not be subject to the grievance procedure of this Agreement. Further, no contractual terms or entitlements of this Agreement shall be available to any probationary employee. The probationary period of any employee may be extended an additional thirty (30) calendar days at the discretion of the Company.

     When an employee's probationary period is to be extended, the Local Union President will be notified at the time of the extension.

     SECTION 3. An employee who is transferred outside the bargaining unit into a permanent supervisory position shall have the right to return to the bargaining unit within sixty (60)

_________________________
     (1) The masculine pronouns refer to both genders and are simply used for ease of reading.

calendar days of such transfer. There shall be no break in seniority.

     SECTION 4. An employee shall lose seniority rights when any of the following occur:

     a.   The employee quits;

     b.   The employee is properly or justly discharged and not reinstated;

     c. The employee is absent from work for three (3) consecutive workdays without notifying the Company of a legitimate reason for such absence on a daily basis, unless such notification is not possible;

     d. The employee has not been recalled from layoff for a period of two (2) years;

     e.   The employee fails to return from a leave of absence within three
          (3) workdays following the expiration thereof;

     f. The employee fails to respond to a notice of recall to work on the day set forth in the notice. (The Company shall send a written notice of recall to the employees' last known address. It shall be the employees' responsibility to keep the Company advised of its current address and telephone number.);

     g.   The employee retires.

     SECTION 5. The Company will furnish the senior Union Officer/employee a list of bargaining unit employees ranked in seniority order. Such list shall be furnished every six (6) months.

     SECTION 6. The Company and Union shall discuss modifications of this collective bargaining agreement to permit the Company to comply with the Americans with Disabilities Act.

                                 ARTICLE VIII
                             TEMPORARY TRANSFERS
                             AND JOB ASSIGNMENTS

     The Company reserves the right to transfer an employee to a temporary job and/or classification for a period of ninety (90) days. The Union recognizes the Company's need to have employees work at any job for the successful operation of the Company so long as the employee maintains his rate of pay. When the Company temporarily transfers an employee, consideration will be given to seniority, qualifications and the operating requirements of the plant. When the temporary transfer is over, an employee shall be returned to the job and shift from which he was transferred.

     In the event of a Leadman Operator temporary vacancy that is filled by an Equipment Operator from that crew, the senior qualified employee will be temporarily upgraded to the position and pay rate. Similarly, the senior qualified Maintenance employee will be upgraded to the Maintenance Leadman, if a temporary vacancy occurs and (at the discretion of the Company) the position is filled.

     Employees who are transferred to another job classification will be paid fifty percent (50%) of the difference between the higher job classification rate of pay and their present rate of pay.

                                  ARTICLE IX
                             PERMANENT VACANCIES

     Permanent Vacancies are those which have been created by an employee leaving the Company or by the creation of a new job or increased workload.

     SECTION 1. When it becomes necessary to fill a permanent vacancy as defined above, notification shall be placed on the bulletin board for a period of five (5) calendar days. Employees who seek to bid on the job shall sign the posting. If a posting goes up during an employee's vacation, the local Union President may bid for that person if so requested. The posting shall include the job classification, shift and, if a new job, the rate and a brief description of the duties. The Company shall advise the Union President of the successful bidders as soon as the posting comes down.

     Employees shall be permitted to select shift preference to an open job if the employee has a shift preference form on file. Such forms must be renewed on January lst on an annual basis. After two (2) shift preference moves have occurred or made available, the open position shall be bid. During the term of this Agreement, employees will be permitted one (1) lateral bid per year and one (1) downward bid per contract.

     SECTION 2. Promotions and filling of permanent vacancies shall be made on the basis of an employee's overall qualifications. If overall qualifications are relatively equal, then seniority will prevail.

     SECTION 3. If an employee fails to demonstrate within thirty (30) working days that he can perform the job, then he shall be returned to his former job. An employee who wishes to disqualify himself from the position during the first sixty (60) workdays may, with the agreement of the Company, do so at which time he may go to an open position or return to his former position at the option of the Company.

     SECTION 4. If there are no qualified or successful bidders, the Company reserves the right to hire from a list of job applicants.

                                 ARTICLE X
                       TEMPORARY REDUCTION IN FORCE

     The Company may select persons for temporary reductions in force without regard to job classification, seniority, or any other contractual provisions for periods of up to ten (10) calendar days.

                                  ARTICLE XI
                              REDUCTION IN FORCE

     SECTION 1. When a reduction in force is necessary, the Company will notify the employees and the Union at least five (5) calendar days in advance, unless an unforeseen circumstance arises, in which case Article X will be applied. Selection for reduction in force shall be made on the basis of seniority, with one exception, that being when the skills and/or qualifications of the junior employees are necessary for the efficient and productive operation of the plant.

                                  ARTICLE XII
                             RESTORATION OF FORCES

     SECTION 1. Recall to employment from layoff shall be according to the jobs needed to be performed and seniority. Employees will be returned to their former positions (or other positions for which they are qualified) and pay rates on the basis of seniority. Employees whose skills and/or qualifications are necessary for the efficient and productive operation of the plant may be recalled without consideration of their seniority.

                                 ARTICLE XIII
                              PRODUCTION WORK BY
                       NON-BARGAINING UNIT PERSONNEL

     Non-bargaining unit personnel have the right to perform bargaining unit work, at the discretion of the Company, which does not result in the layoff of an employee (as distinguished from a continued layoff).

     It is the intent of the Company that supervisors will not routinely perform work that is normally performed by bargaining unit employees. However, there are situations whereby supervisors are required to and/or do accomplish bargaining unit work. Such situations are for work that is of short duration, work required by emergency conditions, work that requires special skills, work that is related to special projects, demonstration work, development work, and work that is applicable to both the supervisory duties and bargaining unit.

                                 ARTICLE XIV
                               LEAVE OF ABSENCE

     An employee may be granted a Leave of Absence for up to three (3) months. Extensions of the leave may be granted for good cause. Leaves will be granted for employees to perform work for the union in an official capacity.

     Leaves of absence greater than five (5) days (and extensions of the leave) must be in writing.

     At the discretion of the Company all leaves of absence will be granted depending upon the operating requirements of the plant.

     The Company will comply with the terms of the Tennessee statute covering maternity leave.

     The company will comply with the Family and Medical Leave Act to the extent it exceeds the provisions of this contract.

                                  ARTICLE XV
                        PLANT CLOSING OR RELOCATIONS

     If the Company decides to sell, close, or relocate its Rockwood, Tennessee, facility, it shall comply with its statutory obligations.

                                 ARTICLE XVI
                            GRIEVANCE PROCEDURE

     A grievance is defined as any charge or claim by the Union or an employee(s) that the Company has breached the precise and specific terms of this Agreement. Such grievance signed by the employee and a committeeman shall clearly state the particular article and language claimed to have been violated. Any grievance not filed within three (3) days of the occurrence of the alleged violation shall be deemed null and void. Failure of the employee or union to timely process the grievance shall result in the grievance being deemed null and void. Failure of the Company to timely respond to the grievance at any step shall result in the grievance being moved to the next step. However, the Company and the Union may mutually agree to extend the response periods for steps two through five of this procedure. The procedure shall be as follows:

     STEP ONE.   The employee shall present the grievance orally to, and
discuss the grievance with, his immediate supervisor with or without a Union committeeman present. The first level supervisor shall orally advise the employee of his decision on the grievance within five (5) days thereafter.

     STEP TWO.   The employee and the committeeman may appeal the Step One
decision within seventy-two (72) hours after receiving the answer. Such appeal shall be in writing identifying the precise Agreement article and language claimed to have been violated, signed by the employee and the committeeman. It shall be presented to the Superintendent, who shall discuss the grievance with the employee, with a Union committeeman present. Such discussion will take place within three (3) days of the filing of the written grievance. The Superintendent will give this decision within five (5) days thereafter.

     NOTE:   IN THOSE CASES WHERE THERE IS NOT A SECOND LEVEL OF MANAGEMENT
(I.E., MAINTENANCE DEPT.) THE STEP TWO PROCEDURE WILL BE BYPASSED AND MOVED TO STEP THREE IN THE PROCEDURE.

     STEP THREE. The Union may appeal the decision of the Superintendent within five (5) days of the date of the answer. A meeting shall take place with the Superintendent and the Plant Manager within five (5) days thereafter. The Company will answer the grievance within five (5) days after such meeting.

     STEP FOUR. The Union may appeal the decision of the Plant Manager within five (5) days of the date of the answer. A meeting shall take place with the Plant Managers from two (2) of the Company facilities within seven
(7) days thereafter. The Company will answer the grievance within seven (7) days after such meeting.

     STEP FIVE. The Union may appeal the Company's decision to the Executive Vice President of the Company within ten (10) days after the date of the Company's final answer. The response of Step Five will be rendered in writing within ten (10) days after the receipt of the appeal.

     In the event the grievance concerns a discipline case whereby more than five (5) days off have been administered to an employee, then the Company and the Union will agree to settlement by arbitration. The parties shall request FMCS to provide a panel of seven (7) arbitrators. The parties will strike alternately until one (1) arbitrator is left, with the Union striking first.

     In the event the issue is other than one involving more than a five (5) day disciplinary case and the Company denies the grievance at the last step, the parties may contact the Federal Mediation and Conciliation Service, Knoxville, Tennessee office and request a Federal Mediator who will meet with the parties to make one final effort to resolve the grievance. The request for federal mediation involvement must be made within ten (10) calendar days of the Step 5 written answer. Such request must be in writing. The meeting between the parties and the Federal Mediator must occur within ten (10) calendar days after the date of the requesting letter. No later than the conclusion of the meeting with the Federal Mediator, the grievance will be resolved or the Union has the right to strike the Rockwood, Tennessee facility only after written notification of five (5) days of an intent to engage in such a work stoppage. Such strike shall be commenced within sixty
(60) calendar days following the five (5) days referenced hereinbefore or such right shall be lost. The sixty (60) days may be extended by mutual agreement. Any such strike shall be deemed an economic strike, and the Company shall have all rights reserved by law in an economic strike.

     Work stoppages or strikes shall be limited to the Rockwood, Tennessee, facility. Any work stoppage or strike actually engaged in by the Union or employees away from the Rockwood, Tennessee, facility shall result in immediate discharge of such employees. The written notification of work stoppage shall be sent by registered mail to Rockwood, Tennessee. Failure of the Union to send such notification within ten (10) days after the receipt of the Fifth Step response shall void any right to strike pursuant to Article XVI of the Agreement.

                                 ARTICLE XVII
                             NO STRIKE/NO LOCKOUT

     During the term of this Agreement, subject to Article XVI, the Union agrees it will not engage in any strike, work stoppage, slow down, or other interference with work. Failure of an employee to comply with this provision shall result in his immediate termination. Proof of an employee(s) engaging in conduct violative of this Article shall be just cause for permanent discharge and not subject to
Article XVI.  The Company agrees it will not lock out its employees.

                                 ARTICLE XVIII
                          DISCHARGE AND DISCIPLINE

     No employee will be discharged or disciplined without proper or just cause. When an employee is to be discharged or disciplined, he may ask for a committeeman to be present.

                                 ARTICLE XIX
                                   SAFETY

     The Company and the Union will jointly work on the objective of eliminating accidents and health hazards in the work place. This joint effort may take the form of joint safety committees, special groups working on safety projects, safety training, and/or other activities which will improve the overall safety effort of the Plant. It is the intent of the Company that all safety problems will be dealt with immediately by an employee's supervisor.

                                  ARTICLE XX
                             CONTRACTUAL BENEFITS

     Any and all contractual benefits, rights, or entitlements under this Agreement are predicated on actual hours worked.

                                 ARTICLE XXI
                                 CREDIT UNION

     There will be a payroll deduction credit union option for all bargaining unit employees with a local credit union.

                                 ARTICLE XXII
                                   DURATION

     1. This Agreement constitutes the complete contractual relationship between the parties hereto.

     2. This Agreement shall become effective as of 12: 01 AM August 26, 1995, and shall continue in full force and effect until midnight August 25, 2000. It shall automatically be renewed for successive periods of one (1) year thereafter unless either party notifies the other in writing at least sixty (60) days prior to August 25, 2000, or sixty (60) days prior to any succeeding August 25th, that the Agreement will terminate on such specified date.

     3 . Written notices required under Section 2 above shall be made by Certified Mail. Such notice shall be addressed to: IMCO Recycling Inc., P.O. Box 268, Rockwood, Tennessee 37854, if to the Company and to United Steelworkers of America, AFL-CIO-CLC, 269 Cusick Road, Suite D, Alcoa, Tennessee 37701, if to the Union. Either party may, by written notice to the other, effect a change of the addresses given above.

     IN WITNESS WHEREOF, this Agreement has been signed on behalf of both
parties on the      day of September, 1995.

UNITED STEELWORKERS OF AMERICA         IMCO INC.
By:                                    By:


- ----------------------------------     ----------------------------------
George Becker                          Richard L. Kerr
International President                Executive Vice President


- ----------------------------------     ----------------------------------
Leo Gerard                             F. Robert Hubbard
International Sec./Treasurer           General Manager, Rockwood Plant


- ----------------------------------     ----------------------------------
Richard Davis                          J. B. Walburg
International V.P. (Admin.)            Treasurer


- ----------------------------------
Leon Lynch
International V.P. (Human Affairs)


- ----------------------------------
Joe Kiker
Director, District 9


- ----------------------------------
Staff Representative

USWA LOCAL UNION 9147 COMMITTEE

- ----------------------------------
Virgil McNelly, President

- ----------------------------------
Terry Hall, Vice President

- ----------------------------------
George Kirkland


- ----------------------------------
Archie Cook


- ----------------------------------
Doug Young

                                   SCHEDULE A

                 8/26/95     8/26/96    8/26/97   8/26/98  8/26/99
                 -------     -------    -------   -------  -------
Maintenance
Leadman            12.00       12.30      12.60    13.00    13.50
Maintenance
Mechanic           11.40       11.70      12.00    12.40    12.90
Furnace
Operator           10.90       11.20      11.50    11.90    12.40
Equipment
Operator           10.15       10.45      10.75    11.15    11.65
Janitor             8.45        8.75       9.05     9.45     9.95
Truck Driver       10.90       11.20      11.50    11.90    12.40
Electrician        11.55       11.85      12.15    12.55    13.05
Leadman
Operator           10.90       11.20      11.50    11.90    12.40
Leadman Furnace
Operator           11.50       11.80      12.10    12.50    13.00
Mobile Vehicle
Maintenance
Mechanic           11.40       11.70      12.00    12.40    12.90

Scheduled premium of $.15/hr. for those employees working on eight (8) or twelve (12) hour rotating shift schedule.


Commencing on August 26, 1994 through August 26, 1999, the following annual increases will be given: $.35 (8/26/95); $.30 (8/26/96); $.30 (8/26/97); $.40
(8/26/98); and $.50 (8/26/99).

                                  SCHEDULE B

     I. JURY DUTY - Employees who are selected for jury duty will be made "whole" for their normal scheduled hours missed. The appropriate documentation will be required for reimbursement.


     II. BEREAVEMENT PAY - Employees will be given time off with their normal scheduled pay up to three (3) days for the following relatives: spouse, son, daughter, mother, father, sister, brother, mother-in-law, father-in-law, grandmother, grandfather. One (1) day will be allowed for current brother or sister-in-law funerals. In the case of brother and sister-in-law funerals, the employee may ask for and shall be granted two (2) additional days off without pay or attendance points. The employee must attend the funeral.



     III. VACATION ACCRUAL:

               After 1 year . . . . . . . . . .  1 week
               After 2 years. . . . . . . . . .  2 weeks
               After 10 years . . . . . . . . .  3 weeks
               After 20 years . . . . . . . . .  4 weeks

     IV. Employees and dependents shall be covered under health, life and dental insurance after the employee ends his or her probationary period.

     V. The Company will buy each bargaining unit employee a pair of safety shoes upon ratification of the contract. Thereafter, the Company will repair the shoes of bargaining unit employees but if in its opinion the shoe is not repairable, it will purchase a new pair for the employee. The cost thereof will be split 50/50 with the employee. In no event will the Company purchase more than one (1) pair per year.

     VI. The Company shall pay up to One Hundred Fifty Dollars ($150.00) for the cost of a welder receiving his welding certification (AWS).

     VII. Employees shall be furnished term life insurance in the amount of Twenty-Five Thousand Dollars ($25,000.00). Spouses and dependent children of employees shall be furnished term life insurance in the amount of Ten Thousand Dollars ($10,000.00) and Five Thousand Dollars ($5,000.00) respectively.